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Exhibit 23(a)(2)

                 AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

                         THE TUSCARORA INVESTMENT TRUST
                        (to be renamed "Oak Value Trust")

         AMENDMENT to the Agreement and Declaration of Trust of The Tuscarora Investment Trust (the "Trust"), made as of the 25th day of October, 2002,

         WHEREAS, pursuant to Section 9.3 of the Trust's Agreement and Declaration of Trust, established on March 3, 1995 (the "Dec. of Trust"), the provisions of the Dec. of Trust may be amended at any time by a written instrument signed by an officer authorized to do so by a vote of a majority of the Trustees, provided the amendment does not adversely affect the rights of any of the shareholders of the Trust; and

         WHEREAS, on May 14, 2002, the Board of Trustees of the Trust unanimously resolved that, effective as of November 1, 2002, the name of the Trust was to be changed from "The Tuscarora Investment Trust" to "Oak Value Trust," and authorized any officer of the Trust, in the name and on behalf of the Trust, to do all such further acts and to execute and deliver all such instruments and documents as may be necessary, desirable and proper to carry into effect the purposes of the foregoing resolution; and

         NOW, THEREFORE, it is declared that effective November 1, 2002, Section
1.1 of the Dec. of Trust is replaced in its entirety with the following:

         Section 1.1 Name. The name of the Trust shall be "Oak Value Trust," and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and enter into legal action, if any, under that name, which name (and the word "Trust" wherever used in this Agreement and Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers, agents or employees of the Trust or of such Trustees, or to the holders of the shares of Beneficial Interest of the Trust, of any Series.

         IN WITNESS WHEREOF, the officer named below hereto has caused this amendment to be duly executed as of the day and year first above written.

                                              THE TUSCARORA INVESTMENT TRUST
                                              (to be renamed "Oak Value Trust")

                                              By:     /s/ PETER M. SULLIVAN
                                                      ---------------------
                                                      Peter M. Sullivan
                                              Title:  Secretary